Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for October 31, 2007. Net assets of the Fund were unaffected by the reclassifications.

                                 REDUCTION TO                     INCREASE TO
                                  ACCUMULATED                 ACCUMULATED NET
     INCREASE TO               NET INVESTMENT                   REALIZED GAIN
     PAID-IN CAPITAL                   INCOME                ON INVESTMENTS 4
     ------------------------------------------------------------------------
     $10,723,697                  $19,022,967                      $8,299,270

4. $10,723,697, including $8,903,107 of long-term capital gain, was distributed in connection with Fund share redemptions.